Exhibit 99.1

Omega Protein Issues Statement in Response to Wynnefield Capital’s Notice of Director Nominations

HOUSTON, March 1, 2016 -- Omega Protein Corporation (NYSE: OME) (the “Company” or “Omega Protein”), a nutritional product company and a leading integrated provider of specialty oils, essential fatty acids and specialty protein products, today issued a statement in response to a notice received from an affiliate of Wynnefield Capital Management, LLC (“Wynnefield”) that it intends to nominate a slate of three nominees for election to Omega Protein's Board of Directors (the “Board”) at the Company's 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The statement is as follows:

“The Board and management of Omega Protein are committed to maintaining an open dialogue with our stockholders and welcome constructive input. To that end, the Company has engaged in numerous discussions with Wynnefield over the past several months in order to understand Wynnefield’s views and recommendations. In addition, Omega Protein’s Corporate Governance and Nominating Committee informed Wynnefield yesterday that it would engage in discussions with Wynnefield and consider interviewing Wynnefield’s nominees.

We are disappointed with the disparaging tone of Wynnefield’s Schedule 13D amendment filed today, especially in light of our willingness to work cooperatively with Wynnefield. Nonetheless, the Company remains open to constructive dialogue with Wynnefield.

Consistent with Omega Protein's normal practice, the Board’s Corporate Governance and Nominating Committee is reviewing Wynnefield’s proposed candidates and will make recommendations to the Board, and the Board will present details regarding its recommended slate of director nominees in the Company's proxy statement and other materials that the Company will file with the Securities and Exchange Commission and mail to stockholders eligible to vote at the 2016 Annual Meeting.

The Board and management remain focused on enhancing stockholder value. Since the appointment of Bret Scholtes as President and Chief Executive Officer four years ago, the Company’s stock price has more than tripled – from $7.13 on December 30, 2011 to $23.75 on February 29, 2016, reflecting a 233% increase versus an increase of 40% for the Russell 2000 index. In addition, on September 25, 2015, Omega Protein announced that it engaged J.P. Morgan Securities, LLC to commence a strategic review of its long-term business plan against a broad range of alternatives that have the potential to maximize returns to stockholders.”

Omega Protein's stockholders are not required to take any action at this time.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century-old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils and essential fatty acids, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the 2016 Annual Meeting. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock and options is included in our SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.omegaprotein.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2015 Annual Meeting of Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2014. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website, by writing to Omega Protein Corporation, to the attention of the Corporate Secretary, 2105 City West Boulevard, Suite 500, Houston, Texas 77042, or by calling the Company’s proxy solicitor, D.F. King & Co., Inc., toll-free at (866) 521-4192.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward looking and use words like "may," “may not,” “believes,” “does not believe,” “expects,” “does not expect,” “anticipates,” “does not anticipate,” “sees,” “does not see,” “should,” "plan," "possible," "potential" or other similar expressions. The forward-looking statements in this press release include the statements concerning confidence in the Company's strategic plan and expansion of the Company's nutritional proteins and oils platform. In making these statements, we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and the actual results may differ materially from those stated in the forward-looking statements due to a variety of important factors, both positive and negative. Important factors that could cause actual results to be materially different from those stated in forward-looking statements include, among others: (i) the uncertainty associated with being able to identify, evaluate and complete any strategic alternative; and (ii) the impact of the announcement of the Board's review of strategic alternatives, as well as any strategic alternative that may be pursued, on Omega Protein's business, including its financial and operating results, or its employees, suppliers and customers. Other factors are described in further detail in the Company's filings with the SEC, including its reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, the Company expressly disclaims any intentions or obligation to revise or update any forward-looking information whether as a result of new information, future events or otherwise.

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